Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Audit Committee of NVR, Inc.
NVR, Inc. Profit Sharing Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333-29241 and 333-82756) on Form S-8 of NVR, Inc. of our report dated June 28, 2019, with respect to the statement of net assets available for plan benefits of the NVR, Inc. Profit Sharing Plan as of December 31, 2018 and the related notes (collectively, the financial statements), which report appears in the December 31, 2019 annual report on Form 11-K of the NVR, Inc. Profit Sharing Plan.

/s/ KPMG LLP

McLean, Virginia
June 29, 2020